Exhibit 10.2

BASE SALARIES OF, AND OTHER ARRANGEMENTS WITH,

NAMED EXECUTIVE OFFICERS

On April 23, 2012, the Compensation & Organization Committee of the Board of Directors approved annual base salaries for executive management effective May 1, 2012, increasing the annual base salaries for the named executive officers other than Mr. Surma, who received no increase, to the following:

J. P. Surma	$1,260,000
G. R. Haggerty	$621,180
J. D. Garraux	$576,800
D. H. Lohr	$550,800
G. F. Babcoke	$535,500

The named executive officers listed above are also provided the following perquisites: limited personal use of corporate aircraft and automobiles; dining privileges; club memberships; financial planning and tax preparation services; parking expenses; company-paid physicals; personal use of corporate properties; use of sports and entertainment tickets, matching contributions to charities; foreign service premiums, relocation expenses; and, in the case of executives on foreign assignment, the services of a driver, security, housing and utility benefits, foreign service cost of living adjustment and allowances for communications and home leave. Additionally, there are tax gross ups and reimbursements associated with foreign service.